Exhibit 99.2

Mountain Lake Acquisition Corp. Announces Closing of $230 Million Initial Public Offering, Including Partial Exercise of Underwriters’ Over-Allotment Option

NEVADA, December 16, 2024 (GLOBE NEWSWIRE) -- Mountain Lake Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 2,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The Company’s units began trading on December 13, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “MLACU.” Each unit consists of one Class A ordinary share of the Company and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination. A right holder must hold ten rights to receive one Class A ordinary share at the closing of the initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “MLAC” and “MLACR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. The Company’s primary focus will be in completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team.

The Company’s management team is led by Paul Grinberg, its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and Douglas Horlick, Chief Financial Officer, Director, and President. In addition, the Board includes Jeffrey Lager, Michael Marquez, and Jaime W. Vieser.

BTIG, LLC is acting as sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, or by email at ProspectusDelivery@btig.com.

The registration statements relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) or automatically effective on December 12, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Douglas Horlick
doug@mountainlakeacquisition.com
Mountain Lake Acquisition Corp.
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451
(775) 204-1489